Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

COMMUNITY BANCORP LLC

and

CADENCE FINANCIAL CORPORATION

Dated as of October 6, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) dated as of October 6, 2010 is by and between Community Bancorp LLC, a Delaware limited liability company (“CBC”), Maroon Acquisition Corp., a Mississippi corporation (“Merger Sub”) and Cadence Financial Corporation, a Mississippi corporation (“Cadence”).

WHEREAS, Cadence entered into an Agreement and Plan of Reorganization with Trustmark Corporation dated as of September 21, 2010 (the “Trustmark Agreement”).

WHEREAS, immediately prior to the execution and delivery of this Agreement, Cadence terminated the Trustmark Agreement in accordance with its terms;

WHEREAS, Cadence desires to enter into a business combination transaction (“Merger Transaction”) with CBC and CBC desires to enter into the Merger Transaction in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of CBC and Cadence believe that the Merger Transaction in the manner provided by, and subject to the terms and conditions set forth in, this Agreement is desirable and in the best interests of their respective companies, shareholders and members; and

WHEREAS, the respective Boards of Directors of CBC and Cadence have approved the execution of this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

INTRODUCTION

This Agreement provides for the merger of Merger Sub with and into Cadence, with Cadence as the survivor (the “Merger”), all pursuant to the terms and conditions set forth in this Agreement. In connection with the Merger, all of the issued and outstanding shares of (i) common stock, $1.00 par value, of Cadence (“Cadence Common Stock”) and (ii) Series A Preferred Stock, $10.00 par value, of Cadence (“Cadence Preferred Stock”) (collectively, the Cadence Common Stock and the Cadence Preferred Stock are sometimes referred to herein as the “Cadence Stock”) will receive cash on the terms, and subject to the conditions, set forth in this Agreement.

I.  THE MERGERS

Section 1.1.    Mergers.  Upon the terms and subject to the conditions set forth in this Agreement and the Articles of Merger in the form attached hereto as Exhibit A, at the Effective Time (as defined in Section 7.2 of this Agreement), Merger Sub shall be merged with and into Cadence (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) under the Articles of Incorporation of Cadence and pursuant to the provisions of, and with the effect provided in the Mississippi Business Corporation Act.

Section 1.2.    Articles of Incorporation, Bylaws and Facilities of Continuing Corporation.  At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation and Bylaws of Continuing Corporation shall be the Articles of Incorporation and Bylaws of Cadence as in effect at the Effective Time. The main office of Continuing Corporation shall be the main office of Cadence as of the Effective Time. The established offices and facilities of Cadence immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. The Board of Directors of the Merger Sub shall be the Board of Directors of the Continuing Corporation at the Effective Time, each of whom shall serve until duly elected and qualified. The executive officers of the Continuing Corporation shall be the executive officers of Merger Sub at the Effective Time. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Cadence and Merger Sub and their respective shareholders, Boards of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Cadence and CBC, respectively, as of the Effective Time.  The Continuing Corporation shall continue to be subject to the Consent order dated May 19, 2010.

Section 1.3.    Effect of Merger.  At the Effective Time, the corporate existence of Cadence and Merger Sub shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Cadence and Merger Sub. All rights, franchises and interests of Cadence and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without any deed or other transfer. Continuing Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Cadence and CBC, respectively, as of the Effective Time. At the Effective Time, the directors and executive officers of Merger Sub shall become the directors and executive officers of Continuing Corporation.

Section 1.4.    Liabilities of Continuing Corporation.  At the Effective Time of the Merger, Continuing Corporation shall be liable for all liabilities of Cadence and Merger Sub. All deposits, debts, liabilities, obligations and contracts of Cadence and of Merger Sub, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Cadence or Merger Sub, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Cadence or Merger Sub shall be preserved unimpaired subsequent to the Merger.

Section 1.5.    Effect on Cadence Stock; Merger Consideration.

(a)           As a result of and as part of the Merger and subject to the adjustments and limitations provided for in this Agreement, shares of Cadence Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall, by virtue of the Merger and without any action on the part of CBC, Cadence, Merger Sub or the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to $2.50 per share (the “Per Share Common Stock Consideration”) (subject to any applicable withholding Tax).

(b)           Each share of Cadence Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CBC, Cadence, Merger Sub or the holder thereof, be converted into and represent the right to receive the Per Share Preferred Stock Consideration (subject to any applicable withholding Tax). The Per Share Common Stock Consideration together with the Per Share Preferred Stock Consideration is sometimes referred to herein as the “Merger Consideration.”  The aggregate amount paid for the Preferred Stock and warrant held by the U.S. Treasury shall not exceed approximately $38 million plus accrued dividends through the signing of the definitive purchase agreement with the U.S. Treasury with respect to such preferred stock and warrant and the Per Share Preferred Stock Consideration shall be such amount expressed on a per share of Preferred Stock basis.

(c)           All shares of Cadence Common Stock or Cadence Preferred Stock held in the treasury of Cadence or owned by CBC or any CBC Subsidiary (collectively, “Cancelled Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration thereof, provided that any shares of Cadence Common Stock or Cadence Preferred Stock owned by a Subsidiary of Cadence shall not be cancelled at the Effective Time but shall be converted into a number of shares of the Continuing Corporation that represents the same proportional ownership of the Continuing Corporation as such Subsidiary held of Cadence immediately prior to the Effective Time.

Section 1.6.    Cadence Options and Cadence Restricted Shares.

(a)           Cadence shall take all actions necessary to accelerate vesting of all the outstanding options to purchase Cadence Common Stock (“Cadence Options”) held by employees or former employees of Cadence that are outstanding on the date of this Agreement (which Cadence Options are listed in Disclosure Schedule 2.2).  Holders of vested Cadence Options who exercise them prior to the Effective Time in accordance with the terms of the applicable employee benefit plan and option agreement shall be entitled to payment of the Per Share Common Stock Consideration in accordance with this Article I.  Any Cadence Options which have not been exercised as of the Effective Time shall be cancelled and converted into the right to receive $0.20 per share of Cadence Options and shall no longer be exercisable following the Effective Time, such consideration to be delivered upon execution of a release and termination of such Cadence Option of each holder to be delivered at the Effective Time.

(b)           Each share of Cadence Common Stock granted to employees or former employees of Cadence subject to vesting or other lapse restrictions (“Cadence Restricted Shares”) that is  outstanding on the date of this Agreement (which Cadence Restricted Shares are listed in Disclosure Schedule 2.2) shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof and, at the Effective Time, such Cadence Restricted Shares shall be treated in the same manner as all other shares of Cadence Common Stock under this Agreement.

(c)           As of the Effective Time, each phantom stock unit with respect to shares of Cadence Common Stock granted under the Executive  Retirement Benefit Agreements that is outstanding immediately prior to the Effective Time (collectively, the “Cadence Phantom Units”) shall be converted into the right to receive, as such time as the plan or agreements governing such Cadence Phantom Units provide, a cash payment equal to Per Share Common Stock Consideration plus accumulated dividends as accrued immediately prior to the Effective Time of the Merger.

(d)           Prior to the Effective Time, Cadence, the Board of Directors of Cadence and the Compensation Committee of the Board of Directors of Cadence, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the provisions of this Section 1.6 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of Cadence and its Subsidiaries shall have any right to acquire any securities of Cadence, the Continuing Corporation or any Subsidiary thereof or to receive any payment, right or benefit with respect to any award or right previously granted under the stock option, equity incentive or deferred compensation plans of Cadence (and any predecessor entities) or otherwise, except the right to receive the consideration as provided in this Section 1.6

Section 1.7.    Surrender and Payment.

(a)           Prior to the Effective Time, CBC shall appoint an agent reasonably acceptable to Cadence (the “Exchange Agent”) for the purpose of: (i) exchanging the Per Share Common Stock Consideration for certificates representing shares of Cadence Common Stock or uncertificated shares of Cadence Common Stock; and (ii) exchanging the Per Share Preferred Stock Consideration for certificates representing shares of Cadence Preferred Stock or uncertificated shares of Cadence Preferred Stock.  At or as needed promptly following the Effective Time, CBC shall or shall cause the Continuing Corporation to make available to the Exchange Agent funds equal to the aggregate of the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration.

(b)           As soon as reasonably practicable after the Effective Time (but not later than two Business Days thereafter), the Continuing Corporation shall cause the Exchange Agent to mail to each record holder of shares of Cadence Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title to the shares of Cadence Common Stock and Cadence Preferred Stock shall pass, only upon proper delivery of stock certificates or transfer of the uncertificated shares to the Exchange Agent) for use in such exchange.  Each record holder of shares of Cadence Stock that have been converted into the right to receive the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, shall be entitled to receive, upon (i) surrender to the Exchange Agent  (or, subsequent to the first anniversary of the Effective Time, the Continuing Corporation) of the applicable share certificate, together with a properly completed and executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable (subject to any applicable withholding Tax) in respect of the Cadence Common Stock or Cadence Preferred Stock represented by a certificate or uncertificated share.  Until so surrendered or transferred, as the case may be, any certificate, or uncertificated share, of Cadence Common Stock or Cadence Preferred Stock shall represent after the Effective Time for all purposes only the right to receive, in accordance with the terms hereof and without interest, the applicable Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration.  If any portion of applicable consideration is to be paid to a person other than the person in whose name a surrendered certificate or uncertificated share is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such uncertificated share shall be properly transferred, in each case, as determined by the Exchange Agent and as set forth in the letter of transmittal and related instructions and (ii) the person requesting such payment shall pay to the Exchange Agent any Taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the Exchange Agent and the Continuing Corporation that such Tax has been paid or is not payable.

(c)           After the Effective Time, shares of Cadence Common Stock shall be no longer outstanding and shall be automatically canceled and shall cease to exist and shall thereafter by operation of this Agreement represent only the right to receive, in the case of the Cadence Common Stock, the Per Share Common Stock Consideration, and, in the case of the Cadence Preferred Stock, the Per Share Preferred Stock Consideration, all as provided for in Section 1.5, and the stock transfer ledger of Cadence shall be closed and there shall be no transfers on the stock transfer books of Cadence of the shares of Cadence Stock which were outstanding immediately prior to such time (other than to settle transfers of Cadence Stock that occurred prior to the Effective Time). If, after the Effective Time, certificates representing Cadence Common Stock are presented to CBC, they shall be promptly canceled and exchanged for the applicable consideration as provided in this Section 1.7.

(d)           Any portion of the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration made available to the Exchange Agent pursuant to Section 1.7(a) (including any proceeds of any investments thereof) that remains unclaimed by the holders of Cadence Stock twelve months after the Effective Time shall be returned to CBC, upon demand, and any such holder who has not exchanged shares of Cadence Common Stock or Cadence Preferred Stock for the Per Share Common Stock Consideration or Per Share Preferred Stock Consideration, as applicable, in accordance with this Section 1.7 prior to that time shall thereafter look only to the Continuing Corporation (subject to abandoned property, escheat or other similar applicable laws) for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither CBC, Cadence, or any other person shall be liable to any former holder of shares of Cadence Stock for any cash properly delivered to a governmental official pursuant to applicable abandoned property, escheat or similar laws.

Section 1.8.    Calculations and Adjustments.  If, between the date of this Agreement and the Effective Time, the number of shares of Cadence Common Stock issued shall change, the Per Share Common Stock Consideration and any other relevant provision of this Agreement shall be appropriately adjusted to reflect all of the issued and outstanding shares of Cadence Common Stock at the Effective Time; provided in no event shall the aggregate of the Per Share Common Stock Consideration exceed approximately $29,775,000.

Section 1.9.    Lost or Destroyed Certificates. Any person whose certificates representing shares of Cadence Common Stock or Cadence Preferred Stock shall have been lost or destroyed may nevertheless obtain from the Exchange Agent the Per Share Common Stock Consideration or the Per Share Preferred Stock Consideration, as applicable, to which such holder is entitled as a result of the Merger if such holder provides CBC with an affidavit certifying such loss or destruction and an indemnity reasonably satisfactory to CBC sufficient to indemnify CBC against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to CBC.

Section 1.10.    Ratification by Shareholders.  This Agreement shall be submitted to the shareholders of Cadence, and Cadence and CBC shall proceed expeditiously and cooperate in the procurement of consents and approvals and satisfaction of all other requirements necessary for consummation of the Merger in accordance with Section 4.1.

Section 1.11.    Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, CBC and the Continuing Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable law.  If the Exchange Agent, CBC or the Continuing Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cadence Common Stock or Cadence Preferred Stock in respect of which the Exchange Agent, CBC, or the Continuing Corporation, as the case may be, made such deduction and withholding.

Section 1.12.    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Mississippi law, shares of Cadence Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Sections 79-4-13.02 et seq of the Mississippi Business Corporation Act (“MBCA”), shall not be converted into the right to receive the Per Share Common Stock Consideration payable pursuant to Section 1.5, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of the MBCA and, at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the MBCA or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the MBCA, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the MBCA shall be forfeited and cease and shall have become, the right to receive, without interest thereon, the Per Share Common Stock Consideration pursuant to Section 1.5. Cadence shall deliver prompt notice to CBC of any demands for appraisal of any shares of Cadence Common Stock and provide CBC with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the MBCA. Prior to the Effective Time, Cadence shall not, without the prior written consent of CBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

II.  REPRESENTATIONS AND WARRANTIES OF CADENCE

Except (a) as described in the required reports, forms, schedules, registration statements and other documents filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2007 (the “Cadence Reports”) (excluding, in each case, any disclosures set forth in any risk factor section and any forward looking statements) or (b) as set forth in the Cadence Disclosure Schedule, Cadence represents and warrants as follows:

Section 2.1.    Organization.

(a)           Cadence is a Mississippi corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Cadence Bank, N.A. (“Cadence Bank”) is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  Except as set forth in the Cadence Reports or Disclosure Schedule 2.1(a), each of Cadence and Cadence Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

(b)           Cadence is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Cadence Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). True and complete copies of the Articles of Incorporation and Bylaws of Cadence and the Articles of Association and Bylaws of Cadence Bank, each as amended to date, have been delivered or made available to CBC.

(c)           Other than as set forth in Disclosure Schedule 2.1(c), (i) Cadence does not have any Subsidiaries or Affiliates, (ii) Cadence is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) to Cadence’s Knowledge there is no arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Cadence.

(d)           The deposit accounts of Cadence Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by Cadence Bank.  Other than as set forth in Cadence Reports or Regulatory Reports made available to CBC, no proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Cadence, threatened.

Section 2.2.    Capitalization.  The authorized capital stock of Cadence consists of 140,000,000 shares of Cadence Common Stock, of which 11,909,127 are issued and outstanding, and 10,000,000 shares of Cadence Preferred Stock, $10.00 par value, of which 44,000 are issued and outstanding. The authorized capital stock of Cadence Bank consists of 1,250,000 shares of Cadence Bank common stock, $1.00 par value, 1,200,000 of which are issued and outstanding and owned by Cadence.  No other shares of Cadence Stock are issued as of the date of this Agreement.  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by Cadence, directly or indirectly, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.  No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  All of the issued and outstanding shares of Cadence Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Disclosure Schedule 2.2 sets forth for each Cadence Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Cadence Common Stock subject to each Cadence Option, and the number of shares of Cadence Common Stock that are currently exercisable and the exercise price per share.  Other than as set forth in Disclosure Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Cadence to issue any authorized and unissued Cadence Common Stock nor does Cadence have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Disclosure Schedule 2.2 sets forth for each Cadence Restricted Share award and Cadence Phantom Unit, the name of the grantee, the date of the grant, the type of grant and the number of shares of Cadence Common Stock granted pursuant to each Cadence Restricted Share award or underlying such Cadence Phantom Unit.  There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Cadence Common Stock.

Section 2.3.    Corporate Approval and Authority.

(a)           Cadence has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Cadence has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions, subject to the receipt of any required regulatory approvals and the required approval of this Agreement by the shareholders of Cadence.

(b)           The Board of Directors of Cadence has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Cadence as required by law, and, other than shareholder and regulatory approvals, no further corporate proceedings of Cadence are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly and validly executed and delivered by Cadence and, subject to receipt of any required regulatory approvals and the required approval of this Agreement by the shareholders of Cadence and the due and valid execution and delivery of this Agreement by CBC, constitutes the legally binding agreement of Cadence enforceable against Cadence in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c)           The affirmative vote of the holders of a majority of the shares of Cadence Common Stock present and voting at a shareholder meeting held for such purpose is the only vote required of the holders of Cadence Common Stock necessary to approve the Merger and the related transactions contemplated thereby (the required approval of the Cadence Common Stock is referred to as the “Required Shareholder Approval”).

Section 2.4.    Investments.  Cadence has furnished to CBC a complete list, as of June 30, 2010, of all securities, including municipal bonds, owned by Cadence (the “Securities Portfolio”). Except as set forth in Disclosure Schedule 2.4, all such securities are owned by Cadence (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all material liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests ("Liens"). Disclosure Schedule 2.4  also discloses any entities in which the ownership interest of Cadence equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 2.5.    SEC Documents; Other Reports; Internal Controls.

(a)           Cadence has filed all Cadence Reports and all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (collectively, the “Required Reports”), that they were required to file since January 1, 2007 with (i) any industry self-regulatory organization (“SRO”), (ii) the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), (iii) the FDIC, and (iv) any other federal, state or foreign governmental or regulatory agency or authority, and all other Required Reports required to be filed by them since January 1, 2007 and has paid all fees and assessments due and payable in connection therewith. Any such Required Report regarding Cadence or any of its Subsidiaries made in any Required Report filed with or otherwise submitted to any regulatory agency complied in all material respects with relevant legal requirements, including as to content.  As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), Cadence Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Cadence Reports, and none of the Cadence Reports when filed with the SEC, or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Cadence Reports. None of Cadence’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)           Cadence has disclosed, based on its most recent evaluation prior to the date hereof, to Cadence’s auditors and the audit committee of Cadence’s board of directors and on Disclosure Schedule 2.5(b) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Cadence’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cadence’s internal controls over financial reporting.

(c)           Except as set forth on Disclosure Schedule 2.5(c), the records, systems, controls, data and information of Cadence and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cadence or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Cadence and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”).

(d)           Cadence has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Cadence and its Subsidiaries is made known to the management of Cadence by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to Cadence Reports.

Section 2.6.    Financial Statements; Undisclosed Liabilities.

(a)           The financial statements of Cadence (including any related notes and schedules thereto) included in Cadence Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Cadence and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of Cadence and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)           Except as set forth in Disclosure Schedule 2.6(b) and for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Cadence included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC, (ii) this Agreement or actions emanating from the consent order dated May 19, 2010 by regulatory authorities or any Regulatory Reports made available to CBC, (iii) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, neither Cadence nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would reasonably be expected to have, a Material Adverse Effect on the Condition of Cadence.

Section 2.7.    Allowance for Loan Losses.  The allowance for loan losses shown on the Cadence Reports as of and for the period ended June 30, 2010, was, and the allowance for loan losses to be shown on the Cadence Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Cadence, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Cadence and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  The allowance for loan losses described in the preceding sentence has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that Cadence makes no representation or warranty as to the sufficiency of collateral securing or the collectibility of loans outstanding.

Section 2.8.    Certain Loans and Related Matters.

(a)           All loans and other extensions of credit (including commitments to extend credit) (each a “Loan”) as of the date hereof by Cadence and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Cadence or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable laws.

(b)            Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Cadence’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

(c)           None of the agreements pursuant to which Cadence or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)           Disclosure Schedule 2.8(d) identifies (A) each Loan that as of August 31, 2010 had an outstanding balance and/or unfunded commitment of $250,000.00 or more and that as of such date (i) was contractually past due sixty (60) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Cadence, any of its Subsidiaries or the rules of any applicable regulatory authority, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) where a specific reserve allocation existed in connection therewith, or (vi) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of Cadence or any of its Subsidiaries that as of August 31, 2010 had a book value of over $250,000.00 and that was classified as other real estate owned or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Disclosure Schedule 2.8(d) sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of August 31, 2010.

(e)           Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to Cadence's Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, except where the failure to do so would not have a Material Adverse Effect on the Condition of Cadence.  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Cadence and are complete and correct in all material respects.

Section 2.9.    Allowance for Loan Losses.  The allowance for loan losses shown on the Cadence Reports as of and for the period ended June 30, 2010, was, in the reasonable judgment of management of Cadence, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Cadence and other extensions of credit (including letters of credit or commitments to make loans or extend credit).  The allowance for loan losses described in the preceding sentence has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that Cadence makes no representation or warranty as to the sufficiency of collateral securing or the collectability of loans outstanding.

Section 2.10.    Environmental Laws.  To the Knowledge of Cadence, and except as would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence, Cadence and any properties or business owned or operated by Cadence, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder and Cadence has not received notice of any violation of any Environmental Laws. CBC and its consultants, agents and representatives shall have the right to inspect Cadence’s assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of CBC and at such time as may be mutually agreed upon between Cadence and CBC.

Section 2.11.    Title to Property.

(a)           Other than real property acquired through foreclosure or deed in lieu of foreclosure, Disclosure Schedule 2.11(a) contains a list that is true, correct and will be complete in all material respects of all real property owned or leased by Cadence.  True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Disclosure Schedule 2.11(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to CBC upon their request.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect on the Condition of Cadence, Cadence has good, valid and defeasible title to, or valid leasehold interests in, all property and assets reflected in the most recent balance sheet included in the Cadence Reports, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except for (x) Liens for current Taxes not yet due and payable and, with respect to real property, other standard exceptions commonly found in title policies in the jurisdiction where any real property is located, (y) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations.

(c)           All leases of real property and all other leases material to Cadence under which Cadence leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by Cadence or, to the Knowledge of Cadence, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, Cadence quietly enjoys the use of the premises provided for in such lease, except in any such cases as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence.

Section 2.12.    Litigation and Other Proceedings.  Except as set forth in Disclosure Schedule 2.12, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the Knowledge of Cadence, threatened before any court or administrative body in any manner against Cadence, or any of its properties or capital stock, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Condition of Cadence or the transactions proposed by this Agreement. To the Knowledge of Cadence, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on the Condition of Cadence or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Except as set forth in Cadence Reports, Regulatory Reports made available to CBC or Disclosure Schedule 2.12, Cadence is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.13.    Taxes.

(a)           Except as set forth in Disclosure Schedule 2.13, Cadence has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all Taxes and assessments required to be paid (whether or not shown or claimed to be due thereon). The Tax Returns as filed were correct in all material respects. Cadence has not executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Cadence is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Cadence. Cadence has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Cadence is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Cadence, as required by law.

(b)           True and complete copies of the income tax returns of Cadence as filed with the Internal Revenue Service (“IRS”) or state or local authorities for the years ended December 31, 2009, 2008 and 2007 have been delivered or made available to CBC.

(c)           Neither Cadence nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Cadence) filing a consolidated Tax Return or (ii) has any material liability for Taxes of any person (other than Cadence and any of its Subsidiaries arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(d)           None of Cadence or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax shares, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

(e)           None of Cadence or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f)           Cadence has disclosed on its federal income Tax Return all positions therein, which, if not disclosed, could reasonably be expected to give rise to accuracy related penalties under Section 6662 of the Code, and has not taken positions that could reasonably be expected to give rise to accuracy related penalties under Section 6662(d)(2)(C) of the Code.  Neither Cadence nor any of its Subsidiaries have participated in a “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

Section 2.14.    Contracts and Commitments.

(a)           Except as set forth in Cadence Reports, Regulatory Reports made available to CBC or Disclosure Schedule 2.14, neither Cadence nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)           that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by Cadence on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Cadence Reports filed prior to the date hereof;

(ii)           the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Condition of Cadence;

(iii)           that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of Cadence or any of its affiliates;

(iv)           that obligates Cadence or any of its affiliates to conduct business with any third party on an exclusive or preferential basis,

(v) that requires referrals of business or requires Cadence or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis; or

(vi) which is not of the type described in clauses (i) through (v) above and which involved payments by, or to, Cadence or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $250,000 (other than pursuant to loans originated or purchased by Cadence and its Subsidiaries in the ordinary course of business consistent with past practice).

Each contract, arrangement, commitment or understanding of the type described in this Section 2.14(a), whether or not publicly disclosed in Cadence Reports or set forth on Disclosure Schedule 2.14, is referred to herein as a “Cadence Contract.”

(b)           (i) Each Cadence Contract is valid and binding on Cadence or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Cadence, is valid and binding on the other parties thereto, (ii) Cadence and each of its Subsidiaries and, to the Knowledge of Cadence, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Cadence Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of Cadence or any of its Subsidiaries or, to the Knowledge of Cadence, any other party thereto, under any such Cadence Contract.

(c)           Disclosure Schedule 2.14(c) lists each employment, change in control, severance or similar contract with any present or former employee, director or consultant of Cadence (each, a "Compensation Agreement"), the payments due under each Compensation Agreement and the date when such payments are due, including any payments arising as a result of the Merger, and any payments arising from the termination of employment prior to or after the Effective Time (upon request from CBC, in the event it is unclear to CBC, Cadence will provide a good faith estimate of any amounts not subject to precise quantification as of the date of this Agreement, such as excise taxes or tax indemnification payments in respect of income or excise taxes).

Section 2.15.    Insurance.  A true and complete list of all material insurance policies owned or held by or on behalf of Cadence (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates has been provided to CBC. Such policies are in full force and effect and contain only standard cancellation or termination clauses.

Section 2.16.    No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of Cadence’s Articles of Incorporation or Bylaws, or (b) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cadence or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause CBC or Cadence to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Cadence under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Cadence is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Cadence.

Section 2.17.    Compliance with Laws and Regulatory Filings.  Except as disclosed in the Cadence Reports, Regulatory Reports made available to CBC or Disclosure Schedule 2.17, Cadence is in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to it except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence. Except for approvals by the Federal Reserve Board, the OCC and the SEC, no prior consent, approval or authorization of, or declaration, filing or registration with, any regulatory authority is required of Cadence in connection with the execution, delivery and performance by Cadence of this Agreement and the transactions contemplated hereby, or the resulting change of control of Cadence except for the filing of certain instruments with the Mississippi Secretary of State, as necessary to consummate the Merger contemplated hereby. Cadence has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board or any other regulatory authority having jurisdiction over Cadence and its Subsidiaries, and such reports, registrations and statements are, to the Knowledge of Cadence, true and correct in all material respects.

Section 2.18.    Absence of Certain Changes.  Except as disclosed in the Cadence Reports, Regulatory Reports made available to CBC, since June 30, 2009, (a) Cadence and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Condition of Cadence.

Section 2.19.    Employment Relations.  The relations of Cadence with its employees are satisfactory. Cadence has not received any complaints or any notice of any controversies with, or organizational efforts or other pending actions by, its employees or representatives or its employees, except any such complaints or notices which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Condition of Cadence.    Neither Cadence nor any of its Subsidiaries are a party to any collective bargaining or other labor contract with respect to their employees.

Section 2.20.    Employee Benefit Plans.

(a)           Disclosure Schedule 2.20(a) contains a true and complete list of each Plan. “Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, equity-based compensation, stock option, severance, employment, loan, change-in-control, pension, profit sharing, retirement, fringe benefit, vacation, paid time off, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, programs, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any current or former employee, officer, director, consultant or independent contractor of Cadence or any of its Subsidiaries (“Cadence Employees”) has had or has any present or future vested or contingent right to benefits and which are contributed to, sponsored by, maintained by, or for which there is or may be any liability of Cadence or any of its Subsidiaries or ERISA Affiliates. “ERISA Affiliate” shall mean any person or entity that, together with Cadence, is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

(b)           With respect to each Plan, Cadence has delivered or made available to CBC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust, insurance or group annuity agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter; (iii) any summary plan description and other material written communications by Cadence or any of its Subsidiaries or ERISA Affiliates concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans (other than amendments or changes required by applicable law) at any time within the twelve months immediately following the date hereof that could reasonably be expected to result in an increase in benefits provided under the Plan or the expense of maintaining the Plan; (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) most recent audited financial statements, if any, and (C) most recent actuarial valuation reports, if any, and (vi) with respect to any employee stock ownership plan, all fiduciary administrative minutes and similar records for the prior three year period.

(c)           Each Plan has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws.

(d)           Each Plan (and the related trust) which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.  Except as set forth on the Disclosure Schedule 2.20(d) or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence or on the Condition of CBC following the Merger, (i) no event has occurred and no condition exists that would subject Cadence or any of its Subsidiaries or ERISA Affiliates to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws; (ii) for each Plan with respect to which a Form 5500 has been filed, no change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (iii) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (iv) neither Cadence nor any Subsidiary or ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, or will engage in, a transaction described in Section 4069 or 4212(c) (i.e., certain transactions to evade liability) of ERISA; (v) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code and the regulations thereunder; and (vi) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Cadence or any of its Subsidiaries or ERISA Affiliates, or of CBC following the Merger.  As of December 31, 2009, the tax-qualified defined benefit retirement Plan had a fair market value less than the projected benefit obligation of approximately $600,000 according to actuarial calculations at that time by Towers Watson.

(e)           None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) and none of Cadence, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation with respect to a multiemployer plan or a multiple employer plan within the preceding six (6) years that remains unsatisfied.  Except as set forth in the Disclosure Schedule 2.20(e), no Plan provides post-employment welfare (including but not limited to health, medical or life insurance) benefits and neither Cadence nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code.  No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)           With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Cadence or on the Condition of CBC following the Merger contemplated by this Agreement, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Cadence, threatened, (ii) no facts or circumstances exist that would give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the Knowledge of Cadence, threatened.

(g)           Except as set forth in Disclosure Schedule 2.20(g), neither the execution and delivery of this Agreement, nor the consummation of (or any other event associated with) the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Cadence or any of its Subsidiaries under any Plan or any other agreement with any employee, including, for the avoidance of doubt, change of control agreements, (ii) increase any benefits otherwise payable under any Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of CBC or Cadence or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust.  Disclosure Schedule 2.20(g) sets forth a formula to calculate the maximum amount of severance, non-qualified retirement, deferred compensation or other payments or benefits that could become payable by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (or a termination of employment thereafter).  Except as set forth in the Disclosure Schedule 2.20, there is no Plan that, individually or collectively, would give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated under this Agreement, including as a result of any termination of employment on or following the Closing, and no Plan provides for a gross-up for the tax imposed under Section 4999 or Section 409A of the Code.

Section 2.21.    Brokers, Finders and Financial Advisors.  Except for amounts payable to Keefe, Bruyette and Woods, Inc. which has been disclosed to CBC, neither Cadence nor any of its officers, directors or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 2.22.    Trust Preferred Securities.

(a)           Cadence has issued and presently outstanding $30,928,000 of Floating Junior Subordinated Debentures due 2033 issued by NBC Capital Corporation (MS) Statutory Trust I (“Trust I”) pursuant to an Indenture dated as of December 30, 2003 between Cadence and U.S. Bank National Association, as Trustee (the “Trustee”). Trust I has issued and outstanding $30,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of December 30, 2003 among Cadence, the Trustee, and the administrators named therein (the “Trust Preferred Securities”).  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default under any of the agreements relating to the Trust Preferred Securities), and at the Effective Time CBC will have all of the rights presently held by Cadence under such agreements as Cadence’s successor in interest.  Cadence has deferred interest payments on the Floating Junior Subordinated Debentures due 2033 as of September 2010.

(b)           All representations and warranties made by Cadence in the documents related to the issuance of the Trust Preferred Securities were true in all material respects when made.  Disclosure Schedule 2.22(b) sets forth the commencement and termination dates (if any) of any Extended Interest Payment Period election and any amounts owed as of the date of this Agreement arising from such elections.

Section 2.23.    Derivative Contracts.  Cadence is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Cadence Reports which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”).

Section 2.24.    Deposits.  Except as set forth on Disclosure Schedule 2.24, to the Knowledge of Cadence, none of the deposits of Cadence is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 2.25.    Community Reinvestment Act.  Cadence is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder, and Cadence has supplied CBC with copies of Cadence’s current CRA Statement, all support papers therefor, all letters and written comments received by Cadence since January 1, 2007 pertaining thereto and any responses by Cadence to such comments, and Cadence has a rating of “satisfactory” as of its most recent CRA compliance examination.

Section 2.26.    Intellectual Property Rights.  Disclosure Schedule 2.26 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Cadence or any Subsidiary or used under license by them in the conduct of their business (the “Intellectual Property”). Cadence and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither Cadence nor any Subsidiary is, to their Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Cadence or any Subsidiary, to their Knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Section 2.27.    Bank Secrecy Act; USA PATRIOT Act.  Other than as set forth in Disclosure Schedule 2.27, Cadence has had no incidents of fraud or defalcation during the last two years. Cadence is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Cadence is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, and all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws.

Section 2.28.    Fairness Opinion.  Prior to the execution of this Agreement, Cadence has received an opinion from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the holders of Cadence Common Stock pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

Section 2.29.    Transactions with Affiliates.  Except as disclosed in the Cadence Reports or Regulatory Reports made available to CBC, there are no agreements, contracts, plans, arrangements or other transactions between Cadence or any of its Subsidiaries, on the one hand, and any (i) officer or director of Cadence or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Cadence, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Cadence, on the other hand.

Section 2.30.    Disclosure Documents.  With respect to information supplied or to be supplied by Cadence for inclusion in the proxy statement of Cadence to be filed with the SEC in connection with the Merger (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”), at the time of the mailing thereof to shareholders of Cadence and at the time of the special meeting of Cadence’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.31.    Agreements with Regulatory Agencies.  Except as set forth in the Disclosure Schedule 2.31, neither Cadence nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any regulatory agency or other governmental entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule 2.31, a “Company Regulatory Agreement”), nor does Cadence have Knowledge of any pending or threatened regulatory investigation or other action by any regulatory agency or other governmental entity that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

Section 2.32.    Anti-takeover Provisions Not Applicable.  Cadence has taken all action required to be taken by it in order, and plan to present and recommend this Agreement for the approval of the Cadence Shareholders, so as to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, any anti-takeover or similar provisions of the Articles of Incorporation, and Bylaws of Cadence and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state, including the Mississippi Business Corporation Act, Mississippi Shareholder Protection Act, and the Mississippi Control Share Act.

III.  REPRESENTATIONS AND WARRANTIES OF CBC

CBC, for itself and Merger Sub, makes the following representations and warranties to Cadence:

Section 3.1.    Organization.  CBC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CBC owns 100% of the issued and outstanding capital stock of Merger Sub. CBC and Merger Sub have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Condition of CBC.

Section 3.2.    Capitalization.  CBC is authorized to issue limited liability company interests as Class A Common Units and Class B Non-Voting Common Units. The authorized capital stock of Merger Sub will consist of 1,000 shares of common stock, $0.01 par value per share. All of the issued and outstanding limited liability company interests of CBC are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

Section 3.3.    Corporate Approval and Authority.

(a)           CBC has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the receipt of any required regulatory approvals.

(b)           The Board of Directors of CBC has approved this Agreement and the transactions contemplated herein are not subject to any approval thereof by the members of CBC under applicable law, and no further limited liability company proceeding of CBC is needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly and validly executed and delivered by CBC and, subject to receipt of any required regulatory approvals and the due and valid execution and delivery of this Agreement by Cadence, constitutes the legally binding agreement of CBC enforceable against CBC in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4.    No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (a) violate any provision of the respective Articles of Organization or Operating Agreement of CBC, or (b) assuming all required shareholder and regulatory consents and approvals are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBC or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause CBC to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of CBC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which CBC is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of CBC.

Section 3.5.    Brokers, Finders and Financial Advisors.  Except for Goldman, Sachs & Co., neither CBC nor any of its officers, directors, members, managers or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 3.6.    Financing.  CBC has, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay in full all amounts, including any fees and expenses, due and payable by CBC pursuant to the terms of this Agreement.

Section 3.7.    Disclosure Documents.  With respect to any information supplied or to be supplied by CBC for inclusion in the Proxy Statement, the Proxy Statement, at the time of the mailing thereof to shareholders of Cadence and at the time of the special meeting of Cadence’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.8.    Bank Charter.   CBC has obtained preliminary approval from the OCC to establish CBC National Bank and such approval has not been withdrawn or terminated.

Section 3.9.    Capital Commitments.   CBC has obtained subscriptions and capital commitments in the aggregate of approximately $900 million in the forms of such subscriptions and commitments made available to Cadence and its advisors.  Such commitments are in full force and effect.  CBC has the unconditional right to call such capital pursuant to such commitments.

Section 3.10.    Business Plan.  CBC's business plan has been reviewed by the applicable federal regulators and permits CBC to acquire Cadence.

Section 3.11.    Balance Sheet.  As of the date hereof, CBC has cash and cash equivalents in excess of $40 million.

Section 3.12.    Federal Reserve Board.

(a)           CBC has discussed with the Federal Reserve Board its management, ownership, financial condition and structure, and has not been advised by the Federal Reserve Board of any issues relating to such matters that would preclude its becoming a bank holding company with respect to Cadence.

(b)           To the Knowledge of CBC, no holder of the equity interests of CBC will require approval from the Federal Reserve Board under the Bank Holding Company Act in connection with the Merger.

IV.  COVENANTS OF CADENCE

Cadence covenants and agrees with CBC as follows and to the extent applicable, CBC covenants and agrees with Cadence as follows:

Section 4.1.    Approvals; Regulatory Filings; Restructuring Efforts.

(a)           Shareholder Approval.  Cadence will within twenty (20) days of the date hereof file the Proxy Statement with the SEC and, as soon as practicable after the Proxy Statement is cleared by the SEC, take all steps under applicable law to call, give notice of, convene and hold a meeting of its shareholders (the “Cadence Shareholder Meeting”) as promptly as practicable but within 35 days after such proxy statement is mailed for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. Cadence will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. In connection with the Cadence Shareholder Meeting, Cadence shall mail the Proxy Statement and all other proxy materials for such meeting by first class mail to its shareholders within seven (7) days after the Proxy Statement is cleared by the SEC.  Cadence agrees to submit this Agreement to the shareholders of Cadence.

(b)           Regulatory Filings and Consents; Efforts.  Cadence will, and will cause its Subsidiaries to, use their respective reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions, including the Merger, contemplated by this Agreement, including such actions as CBC reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.  CBC and Cadence shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Cadence or CBC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Federal Reserve Board and the OCC.

Section 4.2.    Activities of Cadence Pending Closing.

(a)           From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, except with the written consent of CBC, Cadence shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular ordinary course consistent with past practices; (ii) use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve relationships and goodwill with customers and regulators and advantageous business relationships; and (iii) except as required by law or regulation or required by its duties to its shareholders and other constituents, take no action which would adversely affect or delay the ability of Cadence or CBC to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)           From the date hereof to and including the Closing Date, except in the usual, regular or ordinary course of business or as required by law or regulation, as long as this Agreement remains in effect or unless CBC otherwise consents in writing, Cadence shall not, and shall cause its Subsidiaries not to:

(i)           make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $500,000 (except (A) pursuant to commitments made prior to the date of this Agreement and disclosed to CBC, (B) loans fully secured by a certificate of deposit at Cadence, and (C) renewals, extensions and consolidations of any loans other than those loans listed in Disclosure Schedule 2.6(c); provided, however, that in the event that Cadence desires to make or renew any such loan in excess of $500,000, Cadence shall so advise CBC in writing. CBC shall notify Cadence in writing within one (1) business day of receipt of such notice whether CBC consents to such loan or extension of credit, provided that if CBC fails to notify Cadence with such time frame, CBC shall be deemed to have consented to such loan or extension of credit;

(ii)           (A) adjust, split, combine or reclassify any capital stock, (B) issue or sell or obligate itself to issue or sell any shares of its capital stock (other than issuances for the Cadence Options) or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, or declare or pay any dividend or make any distribution in respect of its capital stock, (C) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(iii)           open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of CBC with respect to basic policies relating to branching, site location and relocation;

(iv)           enter into, amend or terminate any agreement of the type that is, or would be required to be, disclosed in Disclosure Schedule 2.12, or any other material agreement,  (B) acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices or as contemplated by this Agreement or (C) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity;

(v)           except as required under applicable law or the terms of any Cadence benefit plan existing as of the date hereof, (A) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries, other than increases in annual base salary at times and in amounts in the ordinary course of business consistent with past practice, which shall not exceed 3% in the aggregate or 5% for any individual to employees at a level below senior vice president (in each case, on an annualized basis), (B) pay or grant any severance or termination pay (other than pursuant to Cadence’s policies in effect on the date hereof which have been disclosed to CBC) to, or enter into or amend any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Cadence, either individually or as part of a class of similarly situated persons (other than as required or contemplated by this Agreement), (C) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of Cadence or its Subsidiaries (or newly hired employees), (D) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (E) amend, extend, renew or enter into any collective bargaining agreement or Cadence benefit plan or make any material determinations not in the ordinary course of business consistent with past practice under any Cadence benefit plan, (F) hire or terminate the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation (cash and target equity) of $75,000 or more, or (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Cadence benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(vi)           take any action or fail to take any action that is intended or would be reasonably likely to result in any of the conditions set forth in Articles IX, X or XI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law or as contemplated herein;

(vii)           sell, transfer, convey, mortgage, encumber or otherwise dispose of any real property (including “other real estate owned”) or interest therein with a value in excess of $500,000;

(viii)           foreclose upon or otherwise acquire any commercial real property in excess of $500,000 prior to receipt and authorization by CBC of a Phase I environmental review thereof;

(ix)           increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Cadence’s past practices;

(x)           establish any new Subsidiary;

(xi)           voluntarily make any material change in the interest rate risk profile of Cadence from that as of June 30, 2010;

(xii)           materially deviate from or modify any policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses, (C) accrual of interest on assets, (D) the extension of credit and collateral eligibility, in each case except as otherwise required by the provisions of this Agreement or by regulatory authorities;

(xiii)           amend or otherwise change any provision of Cadence’s or its Subsidiaries’ Articles of Incorporation, Bylaws or other organizational documents;

(xiv)           make any capital expenditure which would exceed an aggregate of $250,000;

(xv)           excluding deposits (other than brokered deposits), certificates of deposit, FHLB advances and borrowings consistent with past practices and permitted by Cadence’s bank regulatory authorities, undertake any additional borrowings;

(xvi)           modify any outstanding loan or acquire any loan participation, not in the ordinary course of business and consistent with past practice;

(xvii)           settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $100,000 in the aggregate, or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(xviii)           make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes; or

(xix)           commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or similar proceeding, or consent to an entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to Cadence and its Subsidiaries, or any other liquidation or dissolution of Cadence or its Subsidiaries.

(xx)           fail to use commercially reasonable efforts to take any action that is required by any agreement with the Federal Reserve Board or any other regulatory authority having jurisdiction over Cadence and its Subsidiaries.

Section 4.3.    Access to Properties and Records.  To the extent permitted by applicable law and under a confidentiality arrangement, Cadence shall (a) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of CBC reasonable access during normal hours and upon reasonable notice to the personnel, properties, representatives (including legal counsel, accountants and consultants), books and records of Cadence; provided, however, that Cadence shall not be required to take any action that would provide access to or disclose information where such access or discharge would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel, provided that Cadence shall provide such access to the maximum extent possible in a manner that does not violate or prejudice such rights, interests or confidence or waiver of privilege, and (b) furnish CBC with such additional financial and operating data and other information as to the business and properties of Cadence as CBC shall, from time to time, request. All financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, CBC will return to Cadence all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 4.4.    Information for Regulatory Applications.  To the extent permitted by law, Cadence will furnish CBC with all information concerning Cadence required for inclusion in any application, filing, registration statement or document to be made or filed by CBC or Cadence with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Cadence represents and warrants that all information so furnished for such applications and filings shall, to the best of its Knowledge, be true and correct in all material respects without omission of any material fact required to be stated therein to make the information not misleading. Cadence agrees at any time, upon the request of CBC, to furnish to CBC a written letter or statement confirming the accuracy of the information with respect to Cadence contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Cadence contained in such document or draft was furnished by Cadence expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Cadence expressly for use therein.

Section 4.5.    Standstill Provision.  So long as this Agreement is in effect, neither Cadence nor any of its Subsidiaries shall, and Cadence agrees and will use its best efforts to cause its directors, officers, employees, agents and representatives not to directly take any action to solicit, facilitate, initiate, or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any information relating to Cadence in connection with, or agree to any Acquisition Proposal; except where the Board of Directors of Cadence determines, based on the advice of outside counsel, that the failure to furnish any information, or participate in such negotiations or discussions, would or could reasonably be expected to constitute a potential breach of the any of the fiduciary obligations of the Board of Directors, Cadence may furnish such information to and participate in discussions and negotiations with the relevant party. Cadence agrees to notify CBC promptly of any Acquisition Proposal received.

Section 4.6.    Trust Preferred Issue.  As soon as practicable following the execution of this Agreement, Cadence shall notify the Trustee with respect to its issue of trust preferred securities of the execution of this Agreement and shall obtain from the Trustee confirmation that (a) no Default or Event of Default (as those terms are defined in the Indenture and related Guarantee Agreement) exists or is continuing; (b) no Default or Event of Default will occur as a result of the execution, delivery and performance by Cadence of its obligations under the terms of this Agreement; and (c) other than the amounts reflected on Disclosure Schedule 2.20(b) relating to any Extended Interest Payment Period, no other amounts are due as of the date of this Agreement under the terms of the Indenture.

Section 4.7.    Employee Benefit Plans.  Cadence shall execute and deliver such instruments and take such other actions as CBC may reasonably request in order to cause the amendment or termination of any of its employee defined benefit plans on terms satisfactory to CBC and Cadence in accordance with applicable law, provided that no such amendment or termination shall adversely affect any rights to any benefits or payments that may now exist or that may arise under such plans or as a result of the transactions contemplated by this Agreement, including without limitation COBRA, change in control, employment agreements, severance, retirement and other similar rights.  CBC agrees that nothing in this Section will require Cadence to cause the final dissolution and liquidation of any employee benefit plan prior to the Closing Date and that this Section may be satisfied by delivery by Cadence to CBC of an executed Board resolution or other similar instrument providing for the termination of the employee benefit plan, which may be contingent on the Closing Date, immediately prior to the Closing Date.  CBC agrees that CBC will not object to any amendment that Cadence may make before the Closing Date to the Cadence Financial Corporation Employees’ Pension Plan in connection with the termination of that plan to allocate any residual assets to participants and beneficiaries of that plan in a manner that complies with the Code and ERISA and that CBC will cause the termination of that plan to be administered in accordance with such amendment after the Closing Date.

Section 4.8.    Cadence Stockholder Meeting.  Cadence shall, in accordance with Section 4.1, duly call, give notice of, convene and hold a meeting of its stockholders (the “Cadence Stockholder Meeting”) following the clearance by the SEC of the Proxy Statement for the purpose of obtaining the approval of this Agreement by the shareholders of Cadence.

V.  COVENANTS OF CBC

CBC covenants and agrees with Cadence as follows:

Section 5.1.    Activities of CBC Pending Closing.

(a)           During the period from the date of this Agreement to the Effective Time, CBC shall use its reasonable best efforts to take all actions necessary to consummate the Merger Transaction and other transactions contemplated hereby, including the satisfaction of all conditions contained herein, and receive all regulatory approvals as soon as reasonably practicable and except with the written consent of Cadence, which consent will not be unreasonably withheld, CBC will, and it will cause each Subsidiary to use reasonable efforts to preserve intact its business organization, its commitments from its investors, and assets and maintain its rights and franchises; and voluntarily take no action or fail to use reasonable best efforts to take any action that would, or would be reasonably likely to individually or in the aggregate: (i) prevent, materially delay or materially impede the ability of CBC and Merger Sub to consummate the Merger Transaction and other transactions contemplated herein; (ii)adversely affect the ability of the parties to obtain all necessary regulatory approvals required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (iii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iv) result in the representations and warranties contained in Article III of this Agreement not being true and correct in all material respects on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Articles IX or XI hereof not being satisfied.

(b)           During the period from the date of this Agreement to the Effective Time, CBC will cause one or more of its representatives to confer with representatives of Cadence and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as Cadence may reasonably request. CBC will promptly notify Cadence, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which would adversely affect the ability of the parties to obtain any necessary regulatory approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving CBC. CBC shall be reasonably responsive to requests by Cadence for access to such information and personnel regarding CBC and its Subsidiaries as may be reasonably necessary for Cadence to confirm that the representations and warranties of CBC contained herein are true and correct in all material respects and that the covenants of CBC contained herein have been performed in all material respects; provided, however, that CBC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CBC’s reasonable judgment, would interfere with the normal conduct of CBC’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

(c)           During the period from the Date of this Agreement to the Effective Time, CBC shall take all action necessary to cause the Merger Sub to perform its obligations under this Agreement and to consummate the Merger Transaction and other transactions contemplated hereby.

Section 5.2.    Regulatory Filings; Efforts.  CBC will, and will cause its Subsidiaries to, use their respective reasonable best efforts to take or cause to be taken all actions and to do our cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions, including the Merger, contemplated by this Agreement in the most expeditious manner practicable, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including adding additional capital to Cadence Bank of such amount as may be required under Cadence’s existing consent order dated May 19, 2010.

Section 5.3.    Employee Benefit Plans.  CBC agrees that the employees of Cadence as of the Effective Time who continue their employment after the Closing Date (the “Continuing Employees”) will continue as employees of Cadence and will be entitled to participate in existing employee benefit plans and programs of Cadence for the 12 months following the Effective Time, and thereafter, at CBC’s discretion, employee benefit plans and programs on terms substantially comparable in the aggregate to those maintained for similarly situated employees of CBC on the Closing Date, in accordance with the respective terms of such plans and programs, it being understood that the continued participation by the Continuing Employees in Plans sponsored or maintained by Cadence immediately prior to the Effective Time at CBC’s election shall be deemed to satisfy the foregoing. CBC shall reinstate the Cadence matching contribution for the 401(K) plan within 12 months of the Effective Time, and CBC shall take all actions necessary or appropriate and permissible under applicable law to facilitate immediate coverage of the Continuing Employees in such plans and programs from and after the Closing Date, including the following:

(a)           Each Continuing Employee will be entitled to credit for prior service with Cadence for all purposes under any CBC employee benefit plans on the same basis as and to the extent Cadence recognized such service for this purpose, except as provided in clauses (ii) through (iv) of Section 5.3(b) below. Any eligibility waiting period and pre-existing condition exclusion applicable to such CBC plans and programs shall be waived with respect to each Continuing Employee and their eligible dependents unless such conditions would not have been waived under the comparable Plan in which such employee participated immediately prior to the Closing. CBC shall assume and honor any earned and unused vacation time accrued as of the Effective Time by the Continuing Employees, to the extent not paid by Cadence prior to the Effective Time.  After the Closing, CBC will provide vacation time to the Continuing Employees based on their prior service credit with Cadence (on the same basis as and to the extent Cadence recognized such service for this purpose).  To the extent commercially practicable and subject to the provision of such information in a form reasonably acceptable to CBC and its benefit plan administrator and insurer, CBC further agrees to credit the Continuing Employees and their eligible dependents for the year during which coverage under CBC’s group health plan begins, with any deductibles already incurred during such year, under Cadence’s group health plan.  CBC further agrees that so long as it is permitted under the terms of the Plans sponsored or maintained by Cadence and applicable law (but not beyond the plan year in which the Closing Date occurs), CBC shall recognize all unexpended spending account amounts in any flexible spending account or health reimbursement account of Cadence immediately prior to the Closing Date.

(b)           The Continuing Employees shall be entitled to credit for past service with Cadence for the purpose of satisfying any eligibility, vesting and service based contribution periods applicable to CBC’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, CBC’s 401(k) Profit Sharing Plan), in each case on the same basis as and to the extent Cadence recognized such service for any such purpose; provided, however, that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan, (ii) for purposes of any new plan under which similarly-situated employees of CBC do not receive credit for prior service, (iii) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation or (iv) to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)           Any Continuing Employee who is terminated by CBC other than for cause and other than due to death or disability during the six month period following the Closing Date shall be entitled to receive severance under the terms of the Cadence Severance Pay Plan and Change in Control Agreement as in effect on the date hereof from CBC, subject to the execution and effectiveness of a general release of claims in favor of Cadence and CBC.  With respect to qualifying severance terminations occurring after such six month period, Continuing Employees shall participate in the CBC severance plan and be given credit for their years of service with Cadence on the same basis as and to the extent Cadence recognized service for this purpose.

(d)           Any Continuing Employee terminated immediately prior to the Effective Time shall be eligible to elect to receive continuation coverage under Section 4980B of the Code on the same basis as such Continuing Employee would have been eligible to elect to receive such coverage if the Merger had not occurred, and CBC shall be responsible for administering such obligations after the Effective Time of the Merger.

(e)           CBC shall assume the obligations under any employment agreement, change of control agreement or other agreement listed in Disclosure Schedule 5.3(e) (the “Severance Agreements”) by operation of law in connection with the Merger, in accordance with the terms and conditions of such agreements.  CBC and Cadence agree that after the Closing Date, any severance, change of control or other payments under the Severance Agreements, as applicable, as a result of the transactions contemplated by this Agreement shall be payable by CBC in accordance with the terms of the applicable Severance Agreement (each such payment, a “Change of Control Payment”); provided, however, that in the event that any bank regulatory condition or ruling or limitation applicable to or imposed on Cadence by a bank regulatory authority restricts or prohibits the payment of any such Change of Control Payment by CBC to an intended recipient in the amounts and on the terms established by the instrument establishing such payment obligations, CBC shall offer continued employment to each such intended recipient and shall enter into an employment agreement, consulting agreement or similar arrangement on terms mutually agreeable to CBC and each intended recipient of such Change of Control Payment, which agreement shall provide for payments equal to the amount of the Change of Control Payment for each such recipient (subject to the terms and conditions of any such Severance Agreement), as well as other terms and conditions reasonable and customary in such agreements and as are mutually agreed upon by CBC and each such other party.

Section 5.4.    Regulatory Approvals.  CBC will file all necessary regulatory documents, notices and applications not later than the 30th day after the execution of this Agreement and will provide Cadence with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.  CBC and Cadence will each use their reasonable best efforts to consummate the transaction at the last day of the month following 60 days of the execution of this Agreement.

Section 5.5.    Indemnification and Insurance.

(a)           All rights to indemnification under Cadence’s articles of incorporation, bylaws or indemnification contracts or undertakings existing in favor of those persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement shall survive the Merger and CBC shall cause such rights to be observed by the Continuing Corporation to the fullest extent permitted by law for a period of six (6) years from the Effective Time.

(b)           For a period of six (6) years following the Effective Time, CBC will provide the director’s and officer’s liability insurance maintained on the date of this Agreement, which policies (i) serve to reimburse the current and former officers and directors of Cadence or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) and (ii) shall contain coverage that is no less favorable than Cadence’s existing policy, provided that if the coverage described above cannot be obtained or can only be obtained by paying aggregate annual premiums in excess of 300% of the aggregate annual amount currently paid by Cadence for such coverage, CBC shall only be required to provide as much coverage as is available on commercially reasonable terms by paying aggregate annual premiums equal to 300% of the current annual premium paid by Cadence; provided further that in lieu of the foregoing CBC may satisfy its obligations pursuant to this Section by purchasing a tail policy providing for coverage that is no less favorable than Cadence’s existing policy.

Section 5.6.    Voting of Shares.  Each of CBC and its Affiliates shall vote all shares of Cadence Common Stock beneficially owned by it or its Affiliates in favor of the adoption of this Agreement at the Cadence Shareholder Meeting.

VI.  MUTUAL COVENANTS OF CBC AND CADENCE

Section 6.1.    Notification.  Cadence shall give prompt notice to CBC, and CBC shall give prompt notice to Cadence, of (a) any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on the Condition of Cadence or on the Condition of CBC, as applicable, (including, without limitation, any adverse changes or events arising from a party’s failure to comply with the requirements of any regulatory authority having jurisdiction over it, other than the consent order dated May 19, 2010), (b) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (c) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 6.2.    Publicity.  Except as otherwise required by applicable law, the rules of the Nasdaq Stock Market or in connection with the regulatory application process, as long as this Agreement is in effect, neither CBC nor Cadence shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 6.3.    Purchase of Cadence Common Stock.  Prior to any termination of this Agreement, the parties hereto agree that, notwithstanding anything contained in the agreement between CBC and Keefe, Bruyette & Woods, Inc. dated July 23, 2010 (the “Confidentiality Agreement”) and other than compliance with applicable law, there shall be no restrictions imposed by this Agreement on CBC’s ability to purchase shares of Cadence Common Stock, including pursuant to open-market transactions or private purchases.

Section 6.4.    Advisory Board.  Effective as of the Closing, CBC will establish an Advisory Board of Directors for Cadence Bank and invite each of the current members of the Cadence Board of Directors to serve on such Advisory Board.

Section 6.5.    Trustmark Fee.  CBC shall, concurrently with the execution of this Agreement and the termination of the Trustmark Agreement, advance to Cadence $2,000,000 (the “Advance”).  Cadence shall pay such funds to Trustmark and secure the termination of the Trustmark Agreement without any further obligation to Cadence or CBC.  The Advance shall be forfeited and CBC shall have no further claim thereto, if this Agreement is terminated by Cadence pursuant to Section 8.1(b) or by Cadence pursuant to Sections 8.1(a)(i), (ii)  or (iii) (and, in each case, at the time of such termination Cadence is not in material breach of any of its representations, warranties and covenants), otherwise Cadence shall reimburse CBC for the amount of the Advance by wire transfer of immediately available funds on the day of any termination of the merger agreement and in the case of any termination by Cadence as a condition to such termination.

Section 6.6.    Offer to U.S. Treasury.  CBC agrees to offer to purchase the preferred stock and warrant held by the U.S. Treasury for approximately $38 million, plus accrued dividends through the signing of the definitive purchase agreement with the U.S. Treasury with respect to such preferred stock and warrant.

VII.  CLOSING

Section 7.1.    Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a mutually acceptable date no later than ten business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Articles IX, X or XI (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

Section 7.2.    Effective Time.  Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, on the Closing Date, Merger Sub and Cadence shall cause the Merger to be consummated by filing with the Mississippi Secretary of State the articles of merger in accordance with the Mississippi Business Corporation Act, and the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in such articles of merger and the certificate approving the Merger to be issued by the Mississippi Secretary of State (“Effective Time”).

VIII.  TERMINATION

Section 8.1.    Termination.

(a)           This Agreement may be terminated by action of CBC or Cadence at any time prior to the Effective Time if:

(i)           any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii)           any of the transactions contemplated by this Agreement are disapproved (and such disapproval has become final and non-appealable) by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii)           the Merger shall not have become effective on or before March 30, 2011, or such later date as shall have been approved in writing by the Boards of Directors of CBC and Cadence (the “Outside Date”); provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

(b)           This Agreement may be terminated at any time prior to the Closing by Cadence if CBC shall fail to comply with any of its covenants or agreements contained in this Agreement, or breach any of the representations or warranties of CBC contained herein and such failure or breach would, individually or together with all such other then uncured breaches by CBC, constitute grounds for the conditions set forth in Articles X or XI  not to be satisfied on the Closing Date. In the event Cadence desires to terminate this Agreement because of an alleged failure or breach described above, Cadence must notify CBC in writing of its intent to terminate stating the reason therefor. CBC shall have until the earlier of (i) fifteen (15) days from the receipt of such notice or (ii) the Outside Date to cure the alleged failure or breach, subject to the approval of Cadence (which approval shall not be unreasonably withheld) and if such failure or breach is so cured, Cadence shall not be entitled to terminate this Agreement pursuant to this section in respect of such failure or breach.

(c)           This Agreement may be terminated at any time prior to the Closing by CBC if Cadence shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or breach any of the representations or warranties of Cadence contained herein and such failure or breach would, individually or together with all such other then uncured breaches by Cadence, constitute grounds for the conditions set forth in Articles IX or XI  not to be satisfied on the Closing Date. In the event CBC desires to terminate this Agreement because of an alleged failure or breach described above, CBC must notify Cadence in writing of its intent to terminate stating the cause therefor. Cadence shall have until the earlier of (i) fifteen (15) days from the receipt of such notice or (ii) the Outside Date to cure the alleged failure or breach, subject to the approval of CBC (which approval shall not be unreasonably withheld) and if such failure or breach is so cured, CBC shall not be entitled to terminate this Agreement pursuant to this section in respect of such failure or breach.

(d)           This Agreement may be terminated at any time prior to the Closing with the mutual written consent of CBC and Cadence and the approval of such action by their respective Boards of Directors.

(e)           This Agreement may be terminated by Cadence at any time prior to the date of Closing, if subsequent to the date hereof and prior to such date, Cadence shall have received an Acquisition Proposal and Cadence’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of independent legal counsel and as to financial matters on the  advice of Keefe, Bruyette & Woods, Inc. or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal, and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (e) shall not be deemed effective until payment of the Termination Fee required by Section 8.3 is tendered to CBC.

(f)           This Agreement may be terminated at any time prior to the Closing by CBC if Cadence’s Board of Directors shall have withdrawn or modified, in any manner that is adverse to CBC, its recommendation or approval of this Agreement or the Merger or recommended to Cadence shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

(g)           This Agreement may be terminated at any time prior to Closing by CBC or Cadence, if the shareholders of Cadence fail to approve the Merger at any meeting of shareholders called for such purpose (or any adjournment thereof).

Section 8.2.    Effect of Termination.  In the event of termination of this Agreement by either CBC or Cadence as provided in Section 8.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Sections 6.2, 6.5, 8.2, 8.3, 12.4, 12.6, 12.7, 12.14, 12.16 and 12.17  and any other section which by its terms relates to post-termination rights or obligations) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any party hereto of any liability (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) for fraud or an intentional and material breach of this Agreement.

Section 8.3.    Termination Fee.  To compensate CBC for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by CBC, Cadence and CBC agree as follows:

(a)           if this Agreement is terminated by Cadence pursuant to Section 8.1(e) or by CBC pursuant to Section 8.1(f), then immediately prior to such termination, Cadence shall pay to CBC, by wire transfer of immediately available funds, the Termination Fee and the Expense Reimbursement.

(b)           if this Agreement is terminated by either party pursuant to Section 8.1(g) and prior to such termination any person shall have proposed or publicly announced an Acquisition Proposal, then in the case of any such termination, Cadence shall on such termination pay CBC, by wire transfer of immediately available funds, the Expense Reimbursement and if an Acquisition Proposal (i) is signed within twelve months of the termination of this Agreement pursuant to Section 8.1(g) and is thereafter consummated or (ii) is consummated within twelve months of the termination of this Agreement pursuant to Section 8.1(g), then in either case Cadence shall on the consummation of such transaction pay to CBC, by wire transfer of immediately available funds,  the Termination Fee.

(c)           The payment of the Termination Fee and Expense Reimbursement shall be CBC’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 8.3(a) and Section 8.3(b).

(d)           For purposes of this Agreement, the Expense Reimbursement shall mean the amount of CBC’s actual, reasonable and documented out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including all Taxes, filing fees, fees and expenses of attorneys, consultants and accounting and financial advisers incurred by or on behalf of CBC in connection with the transactions contemplated pursuant to this Agreement) less any expenses previously paid by Cadence or expense allowances provided by Cadence to CBC or Contractors on CBC’s behalf; provided in no event shall the Expense Reimbursement exceed $1,000,000.

(e)           For purposes of this Agreement, the Termination Fee shall mean:

(i)           $2,500,000 if this Agreement is terminated on or after the date hereof and on or before the date that is 10 days from the date hereof;

(ii)           $3,500,000 if this Agreement is terminated after the date that is 10 days from the date hereof and on or before the date that is 30 days from the date hereof;

(iii)           $4,5000,000 if this Agreement is terminated after the date that is 30 days from the date hereof;

IX.  CONDITIONS TO OBLIGATIONS OF CBC

The obligations of CBC under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by CBC in its sole discretion:

Section 9.1.    Compliance with Representations and Covenants.  (a) The representations and warranties made by Cadence in Section 2.1 (Organization), Section 2.2 (Capitalization), Section 2.3 (Corporate Approval and Authority), Section 2.18 (Absence of Certain Changes), Section 2.21 (Brokers) and Section 2.28 (Fairness Opinion) of this Agreement must have been true except in any de minimis respects and (b) the remaining representations and warranties made by Cadence in this Agreement (disregarding all Materiality and Materially Adverse Effect qualifications contained therein) shall be true and correct except where the failure to be true and correct has not and would not reasonably be expected to have individually and in the aggregate a Material Adverse Effect on the Condition of Cadence, in each case of clauses (a) and (b) above, when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date), and Cadence shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied in all material respects with prior to or at the Closing. CBC shall have been furnished with a certificate, executed by an appropriate representative of Cadence and dated as of the Closing Date, to the foregoing effect.

Section 9.2.    Absence of Material Adverse Effect.  There shall have been no change after the date hereof in the business or financial condition of Cadence which have a Material Adverse Effect on the Condition of Cadence.

Section 9.3.    Absence of Credit Events.  As measured on the second business day prior to the Closing Date, the aggregate Charge-Offs between the date of this Agreement and such second business day prior to the Closing Date shall not exceed $100 million.

X.  CONDITIONS TO OBLIGATIONS OF CADENCE

The obligations of Cadence under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Cadence in its sole discretion:

Section 10.1.    Compliance with Representations and Covenants.  The representations and warranties made by CBC in this Agreement (disregarding all Materiality and Material Adverse Effect qualifications contained therein) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date), except where the failure of such representations to be true and correct has not had and would not reasonably be expected to have, individually and in the aggregate a Material Adverse Effect on the Condition of CBC and CBC shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by CBC prior to or at the Closing. Cadence shall be furnished with a certificate, executed by appropriate representatives of CBC and dated as of the Closing Date, to the foregoing effect.

XI.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF CBC,

AND CADENCE

The respective obligations of CBC and Cadence under this Agreement are subject to the satisfaction of the following conditions which may be waived by CBC and Cadence, respectively:

Section 11.1.    Government Approvals.  The parties to this Agreement shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Merger.

Section 11.2.    Shareholder Approval.  This Agreement and the transactions contemplated by this Agreement shall have received the Required Shareholder Approval.

Section 11.3.    No Injunctions or Restraints; Illegality

.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.

XII.  MISCELLANEOUS

Section 12.1.    Definitions.  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)           “Acquisition Proposal” means any written proposal (other than the transactions contemplated by this Agreement) regarding: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving at least 51% of the assets or deposits of Cadence or any Cadence Subsidiary or equity securities representing 51% or more of the voting power of Cadence or any Subsidiary, in a single transaction or series of related transactions; (ii) any tender offer or exchange offer for all or substantially all shares of the capital stock of Cadence or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b)           “Affiliate” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

(c)           “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

(d)            “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601,  et seq. ; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101,  et seq. ; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901,  et seq. ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201,  et seq. ; the Toxic Substances Control Act, 15 U.S.C. § 2601,  et seq. ; the Clean Air Act, 42 U.S.C. § 7401,  et seq. ; and the Safe Drinking Water Act, 42 U.S.C. § 300f,  et seq.

(e)           “Knowledge” means the actual knowledge of the senior executive officers of the respective parties.

(f)           “Material Adverse Effect” means, (i) with respect to Cadence,  any effect that, in the context of difficult and possibly deteriorating market conditions, is material and adverse to the business, financial condition or results of operations of Cadence and the Cadence Subsidiaries taken as a whole other than those items set forth on Disclosure Schedule 12.1 (the “Condition of Cadence”), (ii) with respect to CBC, in the context of difficult and possibly deteriorating market conditions, any effect that is material and adverse to the business, financial condition or results of operations of CBC and the CBC Subsidiaries taken as a whole (the “Condition of CBC”), or (iii) with respect to CBC or Cadence, any effect that materially threatens or materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) other than with respect to changes in laws and regulations that would reasonably be expected to have the effect of making illegal or commercially impracticable the carrying on of the business of the parties hereto and their respective subsidiaries, changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) changes after the date hereof in general economic and market conditions, whether global, national or regional in nature (including prevailing interest rates, currency exchange rates, securities markets or other economic or monetary conditions) affecting banks or bank holding companies generally, (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (e) the announcement of this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including acts of competitors and losses of employees to the extent resulting therefrom, the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and, in the case of CBC, the payment of the Merger Consideration or Termination Fee, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, (g) any failure by Cadence or its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including any underlying causes thereof), or (h) changes in the trading price of a party’s common stock, in and of itself (but not including any underlying causes thereof), except, in the cases of clauses (a), (b), (c) or (f), to the extent such effect has a disproportionate effect on Cadence and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which Cadence and its Subsidiaries operate. Any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account all proceeds or amounts that are expected to be received with respect to such condition or matter from insurance policies.

(g)           “Regulatory Reports” means those reports of examination or compliance by regulatory authorities.

(h)           “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% of the issued and outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest.

(i)           “Superior Proposal” means a written Acquisition Proposal made by a person that the Board of Directors of Cadence determines in its good faith judgment to be more favorable to Cadence’s shareholders than the Merger (taking into account, in good faith, the advice of Cadence’s independent counsel and financial advisor).

(j)           “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto.

(k)           “Tax Return” shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 12.2.    Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of CBC and Cadence contained in this Agreement shall terminate at the Closing.

Section 12.3.    Amendments.  This Agreement may be amended only by a written instrument signed by CBC and Cadence at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Cadence pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 12.4.    Expenses.  Subject to the obligations of Cadence set forth in Section 8.3 hereto, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except as disclosed herein, CBC and Cadence represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.

Section 12.5.    Notices.  Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to CBC or Merger Sub: Community Bancorp LLC Sage Plaza 5151 San Felipe, Suite 425 Houston, Texas 77056 Attention: Paul B. Murphy, Jr.

With a copy to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Edward D. Herlihy David E. Shapiro

If to Cadence:

Cadence Financial Corporation
PO Box 1187
Starkville, Mississippi 39760

Attention: Lewis F. Mallory, Jr.

With a copy to:

Jackson Walker L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010

Attention: Mark L. Jones

and to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention: William L. Taylor

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered on the date set forth on the courier’s delivery receipt and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 12.6.    Controlling Law.  All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Mississippi and, to the extent applicable, by the laws of the United States of America in any action or proceeding between the parties arising out of or related to this Agreement and transactions contemplated hereby, the parties hereby consent and submit to the exclusive jurisdiction and venue of the Mississippi State Court in Jackson, Mississippi.

Section 12.7.    Headings.  The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 12.8.    Modifications or Waiver.  No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 12.9.    Severability.  Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 12.10.    Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 12.11.    Consolidation of Agreements.  All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with the Confidentiality Agreement (except as modified herein) and any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 12.12.    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 12.13.    Binding on Successors.  Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 12.14.    Gender.  Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 12.15.    Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other section or subsection to which the relevance of such item is reasonably apparent.

Section 12.16.    Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

Section 12.17.    No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, except that the provisions of Section 5.5 shall inure to the benefit of the persons referred to in such Section.

Section 12.18.    Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including to cause CBC to call the subscriptions and capital commitments referred to in Section 3.9 to the extent necessary to pay any amounts due and payable by CBC pursuant to the terms of this Agreement) in any court having jurisdiction pursuant to Section 12.6, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COMMUNITY BANCORP LLC

/s/ Paul B. Murphy
Paul B. Murphy Chief Executive Officer and President

MAROON ACQUISITION CORP.

/s/ Paul B. Murphy
Paul B. Murphy Chief Executive Officer and President

CADENCE FINANCIAL CORPORATION

/s/ Lewis F. Mallory, Jr.
Lewis F. Mallory, Jr. Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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